Exhibit 23.1

GRANT THORNTON LLP 200 S. Orange Avenue, Suite 2050 Orlando, FL 32801 D +1 407 481 5100 F +1 407 481 5190

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 3, 2020, with respect to the balance sheet of CTO NEWCO REIT, Inc. included in this Registration Statement. We consent to the use of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Orlando, Florida

September 3, 2020

GT.COM	U.S. member firm of Grant Thornton International Ltd